Exhibit 2

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

                           CASE NO.: 96-20153-BKC-RBR

                              Chapter 11 Proceeding

In re:

PEACHES ENTERTAINMENT CORP.,
d/b/a PEACHES,

                           Debtor.
                                          /
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                        ORDER CONFIRMING AMENDED PLAN OF
                           REORGANIZATION, AS MODIFIED

     THIS CAUSE came before the Court for hearing on January 17, 1997, to consider the Confirmation of the Debtor's Amended Plan of Reorganization, dated October 23, 1996, as Modified herein (the "Plan"), filed by PEACHES
ENTERTAINMENT CORP., d/b/a PEACHES ("Debtor"), under Chapter 11 of the Bankruptcy Code.

     The Plan, having been transmitted to creditors and equity security holders; and It having been determined after hearing on proper notice, and having heard the arguments of counsel and testimony and demeanor of the witnesses, the Court hereby finds and determines, that:

                                FINDINGS OF FACT

     1. The Plan has been accepted in writing by the creditors and equity holders whose acceptance is required by law; and

     2. The provisions of Chapter 11 of the Code have been complied with and that the Plan has been proposed in good faith and not by any means forbidden by law; and

     3. With respect to each impaired class of claims or interests, each holder of a claim or interest has accepted the Plan, or will receive or retain under the Plan on account of such claim or interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that


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such holder would receive or retain if the Debtor were liquidated  under Chapter
7 of the Bankruptcy Code on such date; and

     4. All payments made or promised by the Debtor or by a person issuing securities or acquiring property under the Plan or by any other person for services or for costs and expenses in, or in connection with, the Plan and incident to the case, have been fully disclosed to the Court and are reasonable or, if to be fixed after confirmation of the Plan, will be subject to approval of the Court; and

     5. The identity, qualifications, and affiliations of the persons who are to be directors or officers, or voting trustees, if any, of the Debtor, after confirmation of the Plan, have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is equitable and consistent with the interests of the creditors and equity security holders and with public policy; and

     6. The identity of any insider that will be employed or retained by the Debtor and compensation to such insider has been fully disclosed; and

     7. The confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or further reorganization is proposed in the Plan; and

     IT IS THEREFORE:

     ORDERED that the Plan, as Modified, is CONFIRMED, and it is further

     ORDERED that the Plan be and hereby is MODIFIED, as follows:

          (a)  That the Effective Date shall mean February 3, 1997;

          (b) That the Term Sheet and Article IV of the Amended Plan be and hereby are

MODIFIED to provide:

     (i) that the distributions to be provided to the Majors and Alliance on the Effective Date shall be adjusted, including the cash payment, so as to conform to the amounts reflected in Schedule "1" to the Certificate of Proponent of Plan, which, along with the returns referenced in Schedule "1," shall constitute the "Initial Payment";


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     (ii) that as part of the  distributions to be provided by the Debtor to the
"Majors" and Alliance under the Term Sheet, the Debtor be and hereby is AUTHORIZED to provide, and the respective creditor shall accept, subject to and conditioned upon the usual and customary return policies and procedures of said creditor, additional returns of pre- and post-petition inventory, which shall be credited against the outstanding pre-petition claim, in the amounts set forth in Schedule "1" of the Certificate of Proponent of Plan, pursuant to ss.ss. 105 or 546(g)* of the Bankruptcy Code, as may be applicable, with said returns to be made subsequent to the Confirmation of the Amended Plan; and

     (iii) that, in order to preserve the value of Peaches and its business and assets and to preserve the value of URT's stock, URT shall infuse the sum of $350,000 as capital to the Debtor, so as to make a portion of the cash distributions to the Majors and Alliance under Schedule "1" to the Certificate of Proponent of Plan; and it is further

     ORDERED that the documents attached to the Debtor's Notice of Filing Confirmation Documents (filed, or to be filed, with the Bankruptcy Clerk), be and hereby are APPROVED, the originals of which shall be executed by the respective parties prior to and as a condition precedent to: (i) the Effective Date; and (ii) the obligations of the Debtor and URT under the Amended Plan and the loan and related agreements to be executed and delivered between and among the Debtor, URT, the Majors and Alliance, including the obligation for the Debtor and URT to fund their respective monetary obligations; and it is further

     ORDERED that the Court shall retain jurisdiction as provided in the Plan until there is substantial consummation of the Plan, and to adjudicate final award of fees for professionals to the extent necessary; and it is further

     ORDERED that the Debtor shall pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. ss. 1930(a)(6) within ten (10) days of the entry of this Order and simultaneously provide to the United States Trustee an appropriate affidavit indicating the cash disbursements for the relevant period; and it is further

     ORDERED that Jason Wolk, Executive Vice President of the Debtor, is named as disbursing agent without additional compensation; bond is waived; upon the occurrence of all conditions


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precedent  under  the  Amended  Plan and this  Order,  the  disbursing  agent is directed to make all first installment payments on the Effective Date of the Plan. The disbursing agent or Debtor's counsel, shall within sixty (60) days of the Effective Date of the Plan, file a Final Report of Estate and Motion for Final Decree Closing Case. Failure to timely file the Final Report of Estate and Motion for Final Decree Closing Case may result in the imposition of sanctions, which may include the return of attorney's fees; and it is further

     ORDERED that there shall be no tax, including, but not limited to, any stamp and/or intangible tax incurred in accordance with the transfer of assets, or making or delivery of an instrument of transfer, or with the recording or filing of any documents regarding same, as contemplated under the Plan, pursuant to Section 1146 of the Bankruptcy Code, 11 U.S.C. ss. 1146.

     DONE AND ORDERED in the Southern District of Florida, this 17 day of January, 1997.

                                 Raymond B. Ray
                                 RAYMOND B. RAY
                         United States Bankruptcy Judge

Copies Furnished to:

Alan J. Perlman, Esquire

[Attorney Perlman is hereby directed to serve a conformed copy of this Order to all interested parties.]


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